                                                               Exhibit 8.1

April 30, 2001



Great Plains Ethanol, LLC
46569 SD Hwy 44
P.O. Box 217
Lennox, South Dakota 57039

Ladies and Gentlemen:

We have acted as tax and securities law counsel to Great Plains Ethanol, LLC, a South Dakota limited liability company (hereinafter, "Great Plains Ethanol" or the "Company"), in connection with the Company's proposed initial public offering of capital units ("Offering"). As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement (SEC File No. 333-56368) relating to the Offering (the "Registration Statement").

The discussion in the Registration Statement under the heading "Federal Income Tax Consequences" is a general description of the material federal income tax consequences that will arise from the ownership and disposition of capital units in the Company. With limited exceptions, the discussion therein of the tax consequences to unit holders arising from ownership and disposition of units in the Company relates to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We have examined the Operating Agreement, the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. We are assuming (i) the accuracy of the statements and facts concerning the Offering set forth in the Registration Statement and (ii) that the Offering will be consummated as described in the Registration Statement.

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue

Page 2
April 30, 2001

Service. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated hereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. We assume no responsibility to inform you of any such change that may occur or come to our attention. This opinion is not in any way binding on the Internal Revenue Service nor on any court of law.

The following paragraphs describe our opinion as to certain material income tax issues relating to ownership of capital units in Great Plains Ethanol. In each case, our opinion is based upon the assumption that events will occur in the manner described in the Registration Statement. In each case, we are of the opinion that, if the issues were litigated, although the outcome of the litigation cannot be predicted with certainty, it is more likely than not that a court would hold as set forth below. Reference is made in each case to the pertinent discussion in the summary of federal tax consequences in the Registration Statement for a more complete discussion of the issue. Based upon the foregoing, we are of the opinion that, for federal income tax purposes:

         i) The Company will be treated as a partnership for federal income tax purposes. Assuming that capital units in the Company are transferred only pursuant to the "safe harbors" permitted under the Operating Agreement, the Company will not be treated as an association taxable as a corporation or a publicly traded partnership under Section 7704 of the Code.

         ii) The allocations in the Operating Agreement to the Members of income, gains, losses, deductions and tax credits, fairly reflect the economic burdens borne by the Members and comply, where relevant, with the requirements of Section 704(b) of the Code and applicable Treasury Regulations. Except as set forth hereinbelow with respect to certain fees, the allocations of income, gains, losses, deductions and tax credits set forth in the Operating Agreement will be sustained if challenged by the Internal Revenue Service.

         iii) A Member's basis in his or her Membership interest will be equal initially to the sum of money contributed to the Company by such Member plus such Member's share of the indebtedness of the Company. A Member's initial basis will be increased by the Member's distributive share of Company income or gains and reduced by a Member's distributive share of Company losses and by the amount of cash distributions made to such Member.

         iv) A distribution to a Member will generally not be taxable to such Member unless such distribution exceeds the Member's basis in his or her interest immediately before the distribution.

         v) Losses of the Company attributable to its trade or business will be considered to be passive activity losses as to Members who do not "materially participate" in the Company's trade or business and may not be used to offset income that is not

Page 3
April 30, 2001

                  attributable to a passive activity within the meaning of
                  Section 469 of the Code. Losses that are limited under the passive activity loss limitation are suspended and carried forward to future taxable years, and may be deducted against future passive activity income or in full upon disposition of a Member's entire interest in the Company to an unrelated party in a fully taxable transaction.

         vi) A Member will generally not be able to deduct Company losses that exceed the Member's at-risk amount as determined under
                  Section 465 of the Code, which will be equal to the Member's cash contribution, generally without regard to the Member's share of Company indebtedness, increased by the Member's share of Company income and gains, and decreased by the Member's share of Company losses and distributions to the Member. Losses that are suspended under the at-risk limitation are carried forward and may be deducted in future taxable years if the Member's at-risk amount under Section 465 of the Code is increased.

         vii) Assuming that a Member's units are a "capital asset" in his or her hands, gain or loss recognized by such Member on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by the Company.


Although the Company believes that management, administrative or other fees paid to Members or their affiliates will be deductible as ordinary and necessary expenses for services rendered to the Company, we cannot give an opinion as to the deductibility of the amount of such fees because their deductibility is a factual issue.


Very truly yours,

/s/ Leonard, Street and Deinard, PA

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION